UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2007

InfoSonics Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification
of incorporation)		No.)

	5880 Pacific Center Blvd., San Diego, CA	92121
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 373-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On April 5, 2007, InfoSonics Corporation announced that the Company’s Chief Executive Officer, Joseph Ram and Chief Financial Officer, Jeffrey Klausner will allow their existing 10b5-1 stock trading plans to expire as scheduled on April 30, 2007 and that they do not intend to adopt new prearranged 10b5-1 stock trading plans in the near future. In addition the Company announced that its Executive Vice President and Secretary, Abraham Rosler, adopted a pre-arranged trading plan in accordance with Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, and the Company’s policies and procedures on stock transactions by officers, directors and employees.

Shares included in Mr. Rosler’s plan are subject to options that Mr. Rosler has held for almost nine years which all expire by their terms in July 2008. The pre-arranged stock trading plan was adopted in order to allow Mr. Rosler to exercise and sell a portion of his stock options over time as part of his long-term strategy for asset diversification and liquidity and to prevent the potential loss of such options if they remain unexercised by their termination date. Since the plan was adopted, Mr. Rosler has no discretion or control over the timing of individual stock sales or option exercises under the plan. The transactions under the plan will be disclosed publicly through filings on Form 4 with the Securities and Exchange Commission. By its terms, the plan terminates on June 2, 2008.

Rule 10b5-1 permits insiders who are unaware of material, nonpublic information to adopt pre-arranged written agreements for trading securities in a non-discretionary manner. Mr. Rosler, as well as other officers and directors of the Company, may adopt similar plans in the future.

A copy of the press release dated April 5, 2007 is furnished herewith as Exhibit 99.1.

1     Item 9.01 Financial Statements and Exhibits

(d)                           Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Jeffrey Klausner
Chief Financial Officer

Dated: April 5, 2007

EXHIBIT INDEX

99.1	Press Release dated April 5, 2007